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[WEATHERFORD LOGO]                                                  EXHIBIT 99.2

                                                                    NEWS RELEASE


                 WEATHERFORD PROPOSES SPIN-OFF OF GRANT PRIDECO
                   DRILLING PRODUCTS BUSINESS TO SHAREHOLDERS

Houston, July 21, 1999 -- Weatherford International, Inc. (NYSE:WFT) today announced that it is proposing to spin-off its Grant Prideco Drilling Products business to the Weatherford shareholders. Weatherford currently expects that a spin-off of Grant Prideco to the Weatherford shareholders will be effected by year-end, subject to the receipt of a favorable private letter ruling by the Internal Revenue Service regarding the tax-free nature of the spin-off. A request for a ruling was recently filed with the IRS.

         The spin-off of Grant Prideco is being proposed to allow Weatherford and Grant Prideco to focus their operations and growth in their respective core markets. Weatherford has in recent periods concentrated its growth on the acquisition and development of new technologies directed at reservoir recovery. Grant Prideco has focused its growth on the manufacture of value added products in the tubular segment of the industry.

         The proposed spin-off is expected to allow Weatherford and Grant Prideco to continue to expand and grow on a more focused basis and to permit them to seek opportunities that might not otherwise be available on a combined basis. The spin-off will also allow Grant Prideco to fund future acquisitions and expansions using its own capital. Weatherford expects that following the spin-off Grant Prideco will continue to actively pursue growth opportunities in the tubular segment of the industry.

         The final structure of the spin-off has not been determined and will be announced at the time of the final approval of the spin-off. Weatherford, however, currently expects that one share of Grant Prideco will be distributed for every two shares of Weatherford Common Stock held by its shareholders. Weatherford also contemplates that Grant will raise approximately $200 million in indebtedness at the time of the spin-off, of which approximately $100 million will be used to repay intercompany indebtedness.

         John C. Coble, President of Grant Prideco, will be named as President and Chief Executive Officer of Grant Prideco after the spin-off and Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer of Weatherford, will, in addition to his duties at Weatherford, continue with Grant Prideco as its Chairman of the Board.


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Grant Prideco Spin-off
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         Houston based Weatherford International, Inc. is one of the largest providers of engineered products and services for the oil and gas industry. Grant Prideco is the world's largest provider of drill stem products and a leading provider of engineered connections.

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Contact:

Don Galletly   (713) 693-4148
Bruce Longaker (713) 693-4161

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand and pricing of Weatherford's products, as well as the ability to achieve the anticipated synergies and savings from the recent merger between EVI, Inc. and Weatherford Enterra, Inc. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.